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                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG

                           WEATHERFORD ENTERRA, INC.,

                         ARROW COMPLETION SYSTEMS, INC.

                                      AND

                             ENERGY VENTURES, INC.




                                OCTOBER 18, 1996





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                               TABLE OF CONTENTS

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ARTICLE 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                1.1       Transferred Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                1.2       Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                1.3       Purchase Price for the Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                1.4       Purchase Price Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                1.5       Liabilities Not Assumed by the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                1.6       Prorations of Expenses and Certain Property Taxes   . . . . . . . . . . . . . . . . . . . .   4
                1.7       Transfer Taxes; Recording Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                1.8       Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         REPRESENTATIONS, WARRANTIES AND COVENANTS
                            OF THE SELLER AND WEATHERFORD   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                2.1       Corporate Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                2.2       Validity of Agreement and Conflict with Other Instruments   . . . . . . . . . . . . . . . .   6
                2.3       Approvals, Licenses and Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                2.4       Title to and Condition of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                2.5       Contracts and Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                2.6       No Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                2.7       No Adverse Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                2.8       Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                2.9       Condition of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                2.10      Warranties and Product Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                2.11      Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                2.12      Finder's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         REPRESENTATIONS AND WARRANTIES OF THE BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                3.1       Corporate Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                3.2       Approvals and Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                3.3       Finder's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                4.1       Delivery of Corporate Documents; Proprietary Data; Record Retention; Financial
                          Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                4.2       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                4.3       Nondisclosure of Proprietary Information  . . . . . . . . . . . . . . . . . . . . . . . . .  16
                4.4       Covenant Not to Compete With the Business   . . . . . . . . . . . . . . . . . . . . . . . .  16
                4.5       Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                4.6       Use of Corporate Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
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ARTICLE 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         BUYER'S CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                5.1       Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . . . . . .  19
                5.2       Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                5.3       Instruments of Transfer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                5.4       Licenses, Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                5.5       No Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                5.6       Consents of Third Persons   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                5.7       Resolutions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                5.8       Hart-Scott-Rodino   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                5.9       Disclosure Schedule   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SELLER'S CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                6.1       Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . . . . . .  21
                6.2       Receipt of the Transferred Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                6.3       Licenses, Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                6.4       No Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                6.5       Resolutions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                6.6       Hart-Scott-Rodino   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                7.1       Events of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                7.2       Liability Upon Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                7.3       Notice of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                8.1       Indemnification by the Seller and Weatherford   . . . . . . . . . . . . . . . . . . . . . .  22
                8.2       Indemnification by the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                8.3       Special Environmental Remediation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                8.4       Procedure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                8.5       Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                8.6       Failure to Pay Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                8.7       Adjustment of Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
           REPRESENTATIONS,WARRANTIES AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 10  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         DEFINITIONS OF CERTAIN TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                11.1      Conduct of the Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
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                11.2      Governmental Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                11.3      Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                11.4      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                11.5      Other Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                11.6      Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                11.7      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                11.8      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                11.9      Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                11.10     Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                11.11     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                11.12     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                11.13     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                11.14     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                11.15     No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                11.16     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                11.17     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                11.18     Negotiated Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39





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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 18th day of October, 1996, by and among Weatherford Enterra, Inc., a Delaware corporation ("Weatherford"), Arrow Completion Systems, Inc., a Texas corporation (the "Seller"), and Energy Ventures, Inc., a Delaware corporation (the "Buyer").


                         W  I  T  N  E  S  S  E  T  H :

         WHEREAS, the Seller desires to transfer to the Buyer the Business (as hereinafter defined) and the properties, assets and liabilities related to the Business, and the Buyer desires to acquire such Business, properties and assets and assume such liabilities, all upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below;

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

         1.1      Transferred Assets.

                  (a) Subject to the terms and conditions of this Agreement and in consideration of the obligations of the Buyer as provided herein, and except as otherwise provided in Section 1.2 hereof, at the Closing the Seller shall sell, assign, transfer, grant, bargain, deliver and convey, and Weatherford shall cause to be sold, assigned, transferred, granted, bargained, delivered and conveyed, to the Buyer, free and clear of all Liens, the Seller's and the Affiliated Companies' entire right, title and interest in, to and under the Business, as a going concern, and all assets owned or used by the Seller or any of the Affiliated Companies in connection with or arising out of the Business of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of the Seller (all of such assets, properties, rights and business being hereinafter sometimes collectively referred to as the "Transferred Assets"), including, but not limited to,

                          (i) the Equipment, including the Equipment set forth in Section 1.1(a)(i) of the Disclosure Schedule;

                          (ii) all Inventories, including the Inventories set forth in Section 1.1(a)(ii) of the Disclosure Schedule;





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                          (iii)   all accounts and notes receivable relating to
                                  the Business (the "Accounts Receivable"), including the Accounts Receivable set forth in Section 1.1(a)(iii) of the Disclosure Schedule;

                          (iv) all Real Property, including the Real Property set forth in Section 1.1(a)(iv) of the Disclosure Schedule;

                          (v) the Leasehold Interests, including the Leasehold Interests set forth in Section 1.1(a)(v) of the Disclosure Schedule;

                          (vi) all Proprietary Information, including the Proprietary Information set forth in Section 1.1(a)(vi) of the Disclosure Schedule;

                          (vii) subject to Section 1.1(b) hereof, the benefit of all unfilled or outstanding purchase orders, sales contracts, other commitments, contracts and engagements to which the Seller is entitled on the Closing Date and which relate to the Business (the "Entitlements");

                          (viii) all prepaid expenses and deposits made by the Seller relating to the Business;

                          (ix) all shares of capital stock of Arrow Oil Tools (Canada) Ltd. owned by the Seller; and

                          (x)     any goodwill associated with the Business.

                  (b) The Seller shall use its best efforts to obtain such consents of third parties as are necessary for the assignment of the Transferred Assets. To the extent that any of the Transferred Assets are not assignable by the terms thereof or consents to the assignment thereof cannot be obtained as provided herein, the Transferred Assets shall be held by the Seller in trust for the Buyer and shall be performed by the Buyer in the name of the Seller and all benefits and obligations derived thereunder shall be for the account of the Buyer; provided, however, that where entitlement of the Buyer to such Transferred Assets hereunder is not recognized by any third party, the Seller shall, at the request of the Buyer, enforce in a reasonable manner, at the cost of and for the account of the Buyer, any and all rights of the Seller against such third party.

                  (c) The Seller shall also notify each Person that may have possession of the Transferred Assets at the Closing Date, whether by consignment or otherwise, of the transfer of such Transferred Assets to the Buyer.

         1.2 Excluded Assets. Anything in Section 1.1(a) to the contrary notwithstanding, there shall be excluded from the assets, properties, rights and business





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to be transferred to the Buyer hereunder those assets of the Seller listed or described in Section 1.2 of the Disclosure Schedule (collectively, the "Excluded Assets").

         1.3      Purchase Price for the Assets.

                  (a) In consideration of the transfer to the Buyer of the Transferred Assets, the Buyer shall (i) pay to the Seller an amount in cash equal to the Cash Purchase Price and (ii) assume (A) the payment obligations of the Seller with respect to all Trade Payables, Accrued Liabilities and Notes Payable as of the Closing Date and (B) the obligations of the Seller under the express written terms of the Entitlements to the extent and only to the extent such obligations are not Pre-Closing Obligations (collectively, the "Assumed Liabilities"). The Cash Purchase Price and the Assumed Liabilities are herein collectively referred to as the "Purchase Price".

                  (b) On the Closing Date, the Buyer shall pay to the Seller by wire transfer of same day funds of $21,307,000 (the "Closing Payment"). The Closing Payment shall be based on the balance sheet of the Seller, at September 30, 1996, a copy of which has been provided to the Buyer (the "Pre-Closing Balance Sheet"). The Buyer shall be entitled to review the accounting records used to prepare the Pre-Closing Balance Sheet and confirm the existence of the assets and liabilities reflected thereon prior to the Closing.

         1.4      Purchase Price Adjustment.

                  (a) Within 60 calendar days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement reflecting the Cash Purchase Price and the calculation thereof (the "Final Statement"). The Buyer shall provide the Seller with access to copies of all work papers and other relevant documents to verify the entries contained in the Final Statement. The Seller shall have a period of 15 calendar days after delivery to it of the Final Statement to review it and make any objections the Seller may have in writing to the Buyer. If written objections to the Final Statement are delivered to the Buyer within such 15 day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made within the time period provided above, the Buyer shall pay to the Seller in same day funds the aggregate amount, if any, by which the Cash Purchase Price exceeds the Closing Payment and the Seller shall pay to the Buyer in same day funds the aggregate amount, if any, by which the Closing Payment exceeds the Cash Purchase Price, in each case within five calendar days after the end of such 15 day period.

                  (b) If disputes with respect to the Final Statement cannot be resolved by the Buyer and the Seller within 15 calendar days after the delivery of the objections to the Final Statement, then the specific matters in dispute shall be submitted to Arthur Andersen LLP or such other independent accounting firm as may be approved by the Buyer and the Seller, which firm shall render its opinion as to such matters. Based on such opinion, such independent accounting firm will then send to the Buyer and the Seller its determination on the specific matters in dispute, which determination shall be final and binding on the parties hereto. Within five calendar days after delivery of such opinion to the Buyer and the Seller, the Buyer shall pay to the Seller





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
the aggregate amount, if any, by which the Cash Purchase Price exceeds the Closing Payment and the Seller shall pay to the Buyer the aggregate amount, if any, by which the Closing Payment exceeds the Cash Purchase Price. The fees and other costs charged by such independent accounting firm shall be borne by the Buyer and the Seller equally.

         1.5 Liabilities Not Assumed by the Buyer. Except for the Assumed Liabilities, the Seller shall pay and discharge in due course all of its liabilities, debts and obligations relating to the Transferred Assets or the Business, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including, without limitation, any Tax liabilities of the Seller pertaining to the Transferred Assets or the Business for periods prior to the Closing Date, any Debt Obligations and the liabilities and obligations set forth in clauses (a) through (d) below (collectively, the "Retained Liabilities"), and the Buyer shall not assume, or in any way be liable or responsible for, any of such Retained Liabilities. Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

                  (a) any liability or obligation of the Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, whether or not such transactions are consummated;

                  (b) any liability or obligation for any and all Taxes of, or pertaining or attributable to, (i) the Seller for any period that ends on or before the Closing Date, or (ii) the Business and/or the Transferred Assets for any period or portion thereof that ends on or before the Closing Date (including, but in no way limited to, any and all Taxes described in clauses
(i) and (ii) of this Section 1.5(b) for which liability is or may be sought to be imposed on the Buyer under any successor liability, transferee liability or similar provision of any applicable federal, foreign, state or local law;

                  (c) any liability (other than with respect to the Assumed Liabilities) to which any of the parties may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected without compliance with the bulk sales provisions of the Uniform Commercial Code as in effect in any state or any similar statute as enacted in any jurisdiction; and

                  (d) all other liabilities and obligations of any Person arising prior to the Closing or related to the conduct or operation of the Transferred Assets or the Business on or prior to the Closing Date, including, but not limited to, the Pre-Closing Obligations and the specific liabilities, obligations or litigation listed in Sections 2.4(f), 2.6, 2.8 or 2.11 of the Disclosure Schedule.

         1.6      Prorations of Expenses and Certain Property Taxes.

                  (a) The Seller warrants that the Transferred Assets are not, and on the Closing Date will not be, subject to or liable for any special assessments or similar types of impositions. Any general property Tax assessed against or pertaining to the Transferred Assets for the taxable period that includes the Closing Date shall be prorated between the Buyer and the Seller as of the Closing Date. In the event the amount of any such general property Tax cannot be ascertained as of the Closing Date, proration shall be made on the basis of the preceding year, the Buyer shall receive a credit against the Cash Purchase Price on the Closing Date for the Seller's pro rata portion of such general property Taxes, and to the extent that such proration may be inaccurate the Seller and the Buyer agree to make such payment to the other after the tax statements have been received as is necessary to allocate such general property Tax properly between the Seller and the Buyer as of the Closing Date.

                  (b) Except as otherwise provided in this Agreement, the Seller and the Buyer agree that amounts payable with respect to utility charges and other items of expense attributable to the conduct of the Business shall be prorated as of the Closing Date to the extent the charges and expenses cannot be identified as to the party that received the benefits to which such charges and expenses relate. To the extent such amounts are estimated on the Closing Date and such prorations are inaccurate, the Seller and the Buyer agree to make such payment to the other after such amounts are correctly computed as is necessary to allocate such charges properly between the Seller and the Buyer as of the Closing Date.

         1.7      Transfer Taxes; Recording Fees.

                  (a) The Buyer and the Seller acknowledge and agree that the Purchase Price includes and is inclusive of any and all sales, use, transfer or other similar Taxes imposed as a result of the consummation of the transactions contemplated by this Agreement and the Seller hereby agrees to indemnify the Buyer against, and agrees to protect, save and hold the Buyer harmless from, any loss, liability, obligation or claim (whether or not ultimately successful) for sales, use, transfer or other similar Taxes (and any interest, penalties, additions to tax and fines thereon or related thereto) imposed as a result of the consummation of the transactions contemplated by this Agreement.

                  (b) The Buyer shall pay any and all recording, filing or other fees relating to the conveyance or transfer of the Transferred Assets from the Seller to the Buyer.

                  (c) The Buyer shall deliver to the Seller on the Closing Date a certificate certifying that the Inventories are being purchased for resale to the extent stated therein.

         1.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets by the Buyer and the Seller within 60 days following the Closing Date subject to the following:

                  (a) such allocation of the Purchase Price will be reflected in Form 8594 that will be filed by the Buyer and the Seller in accordance with Section 1060 of the Code, with such adjustments as may be necessary pursuant to Section 1.4; and

                  (b) The Buyer and the Seller agree to treat and report in filings under the Code (and, if necessary, to cause each of their respective Affiliates to so treat and report) the transactions contemplated by this Agreement in a manner consistent with one another.


                                   ARTICLE 2

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                         OF THE SELLER AND WEATHERFORD

         Except as otherwise set forth in the correspondingly numbered section of the Disclosure Schedule delivered by the Seller to the Buyer, the Seller and Weatherford, jointly and severally, represent and warrant to the Buyer and covenant and agree as follows:

         2.1      Corporate Matters.

                  (a) The Seller and Weatherford are corporations duly incorporated, validly existing and in good standing under the laws of their respective states of incorporation. The Seller is duly authorized, qualified and licensed, and has all requisite power and authority under all applicable laws, ordinances and orders of public authorities, to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted, except where the failure to be so qualified would not have a Material Adverse Effect. The Seller is qualified to transact business as a foreign corporation and is in good standing in the jurisdictions, if any, specified in Section 2.1(a) of the Disclosure Schedule. Each of the Seller and Weatherford has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

                  (b) True, correct and complete copies of the Articles of Incorporation of the Seller and the Bylaws of the Seller have been provided by the Seller to the Buyer, and such Articles of Incorporation and Bylaws are in full force and effect.

                  (c)     Set forth in Section 2.1(c) of the Disclosure
Schedule is a list of assumed names under which the Seller operates the Business.

         2.2      Validity of Agreement and Conflict with Other Instruments.

                  (a) This Agreement, and all transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of the Seller and Weatherford. No further corporate action is necessary on the part of the Seller or Weatherford to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and Weatherford and is a legal, valid and binding obligation of the Seller and Weatherford, enforceable against the Seller and Weatherford in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

                  (b) The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Seller and Weatherford to the Buyer, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by the Seller and Weatherford will not, with or without the passage of time or the giving of notice or both:

                           (i) conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under, any of the Contracts and Other Agreements relating to the Business,

                          (ii) conflict with or violate the Certificate or Articles of Incorporation or Bylaws of the Seller or Weatherford,

                          (iii) result in an acceleration or increase of any amounts due with respect to the Trade Payables, Accrued Liabilities or Notes Payable,

                          (iv) result in the creation or imposition of any Lien on any of the Transferred Assets, or

                           (v)    violate any law, statute, ordinance,
                  regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Seller or Weatherford or any of their respective properties or assets, other than violations, defaults or conflicts that would not materially and adversely affect the ability of the Seller or Weatherford to consummate the transactions provided for in this Agreement.

         2.3      Approvals, Licenses and Authorizations.

                  (a) No order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Seller to authorize its execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by the Seller and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets), or to effect the legality, validity, binding effect or enforceability thereof.

                  (b) All material licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all Governmental Entities required or necessary for the Seller to carry on its business in the places and in the manner currently conducted have been duly obtained, are in full force and effect and are set forth truly, correctly and completely in Section 2.3(b) of the Disclosure Schedule. No material violations are in existence or have been recorded with respect to such licenses, permits or other authorizations and no proceeding is pending or, to the best knowledge of the Seller, threatened with respect to the revocation or limitation of any of such licenses, permits or other authorizations. The Seller has complied with all laws, rules, regulations and orders applicable to the Business, and all rules, regulations and orders respecting the provision of services by the Seller, except for violations that would not have a Material Adverse Effect.

         2.4      Title to and Condition of Properties.

                  (a) The Seller owns, and has good and indefeasible title to, each parcel of Real Property, free and clear of any Liens, other than Permitted Liens and Liens and imperfections of title that, singly or in the aggregate, would not have a Material Adverse Effect. No parcel of Real Property is subject to any decree of any Governmental Authority nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Seller, has any such condemnation, expropriation or taking been proposed.

                  (b) The Seller is the lessee or has succeeded to the rights of the lessee under all of the Leasehold Interests and owns the Leasehold Interests free and clear of all Liens, except for Permitted Liens. The Seller either owns the improvements and fixtures located on each Leasehold Interest or validly occupies and uses such improvements and fixtures in accordance with the terms of the Leasehold Interest, in each case free and clear of Liens, except for Permitted Liens. A true and complete copy or description of the lease governing each Leasehold Interest, as amended to date and including any letter agreements relating thereto, has been furnished by the Seller to the Buyer.

                  (c) All Equipment (excluding Equipment that did not have a cost basis of $500 or more at their respective dates of acquisition by the Seller) is set forth in Section 1.1(a)(i) of the Disclosure Schedule. The Seller has good and marketable title to all Equipment free and clear of all Liens. All of the Equipment is in the Seller's possession and control.

                  (d) All Inventories at September 30, 1996 are set forth in Section 1.1(a)(ii) of the Disclosure Schedule. The Seller has good and marketable title to all Inventories free and clear of all Liens.

                  (e) The Accounts Receivable are owned by the Seller free and clear of all Liens.

                  (f) The Seller owns or possesses licenses or other rights to use all rights to all Proprietary Rights necessary for the conduct of the Business as currently conducted. On the Closing Date, the Seller and Weatherford will transfer or cause to be transferred all Proprietary Rights necessary for the conduct of the Business as currently conducted. Set forth in Section 2.4(f) of the Disclosure Schedule is a complete and accurate list of all patents, trademarks and licenses the Seller owns or possesses or otherwise has rights to use and all patents, trademarks and licenses pertaining to the Business that the Seller owns or possesses or otherwise has rights to use. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Seller in respect of the items listed in Section 2.4(f) of the Disclosure Schedule except as noted thereon. The Seller has not received any notice of infringement, misappropriation or conflict from any other Person with respect to such Proprietary Rights and the conduct of the Business has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any such Person. The Seller has not given indemnification for patent, trademark, service mark or copyright infringements except to licensees or customers in the ordinary course of business. All of the Proprietary Rights that are owned by the Seller are owned free and clear of all Liens and all such Proprietary Rights will be transferred to the Buyer free and clear of all Liens. All Proprietary Rights that are licensed by the Seller from third parties are licensed pursuant to valid and existing license agreements and such interests are not subject to any Liens other than those under the applicable license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Proprietary Rights and will not conflict with, constitute a breach, violation or termination of, any agreement or understanding, whether written or otherwise, relating to any Proprietary Rights necessary for the conduct of the Business as currently conducted.

         2.5      Contracts and Commitments.

                  (a) None of the Transferred Assets is subject to, and, except for the Retained Liabilities, the Seller is not a party to or bound by:

                          (i) any agreement, contract or commitment requiring the expenditure or series of related expenditures of funds in excess of $25,000 (other than purchase orders in the ordinary course of business for goods necessary for the Seller to complete then existing contracts or purchase orders);

                          (ii) any agreement, contract or commitment requiring the payment for goods or services whether or not such goods or services are actually provided or the provision of goods or services at a price less than the Seller's cost of producing such goods or providing such services;

                          (iii) any loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment;

                          (iv) any Debt Obligations (other than the notes described in Section 2.5(a)(iv) of the Disclosure Schedule);

                          (v)     any management service, employment,
                  consulting or other similar type contract or agreement;

                          (vi) any agreement, contract or commitment that would limit the freedom of the Buyer or any Affiliate thereof following the Closing Date to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of the Transferred Assets or to compete with any Person or to engage in any business or activity in any geographic area;

                          (vii) any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business or, except for agreements to purchase or sell goods and services entered into in the ordinary course of business of the Seller, not cancelable within 30 calendar days by the Seller without penalty to the Seller;

                          (viii) any agreement or contract obligating the Seller or that would obligate or require any subsequent owner of the Business or any of the Transferred Assets to provide for indemnification or contribution with respect to any matter;

                          (ix) any sales, distributorship or similar agreement relating to the products sold or services provided by the Seller;

                          (x)     any license, royalty or similar agreement; or

                          (xi) any other agreement, contract or commitment that might reasonably be expected to have a Material Adverse Effect.

                  (b) The Seller is not in breach of any provision of, or in default (or has knowledge of any event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any of the Contracts and Other Agreements that constitute a part of the Transferred Assets, except for breaches or defaults that would not have a Material Adverse Effect. All of the Contracts and Other Agreements that constitute a part of the Transferred Assets are in full force and effect. The Seller is not aware of any pending or threatened disputes with respect to any of the Contracts and Other Agreements.

                  (c) Except as set forth in Section 2.3(a) or Section 2.5(a) of the Disclosure Schedule, the enforceability of the Contracts and Other Agreements that constitute a part of the Transferred Assets will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         2.6 No Litigation. There is no action, suit, claim, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, or any change in any zoning or building ordinance pending or, to the Seller's knowledge, threatened against or affecting the Seller, the Business or any of the Transferred Assets, at law or in equity, before or by any Governmental Entity and no basis exists for any such action, suit, claim, investigation or proceeding.

         2.7 No Adverse Changes or Events. Since September 30, 1996, the Business has been consistently operated only in the ordinary course, and there has not been:

                  (a) any adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations or business of the Seller except for such changes that in the aggregate have not had a Material Adverse Effect, or any occurrence, circumstance or combination thereof that might reasonably be expected to have a Material Adverse Effect before or after the Closing;

                  (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Transferred Assets or the Business;

                  (c) any increase in the compensation or rate of compensation or commissions or bonuses payable or to become payable by the Seller to any employee of the Seller subsequently hired by the Buyer that is not consistent with past practice, any payment or accrual of, or commitment with respect to, any bonus plan or severance arrangement that is not consistent with past practice or any change or modification to any severance arrangement;

                  (d) any sale, assignment, transfer or other disposition or lapse of any Proprietary Rights or disclosure to any Person (other than employees of the Seller in the scope of their employment) of any Proprietary Rights material to the Business;

                  (e) any cancellation or compromise of any material claims, or any waiver of any other material rights relating to the Business, or any sale, transfer or other disposition of any properties or assets, real, personal or mixed, tangible or intangible, material to the Business (other than sales of Inventory in the ordinary course of business); or

                  (f) any change in the Seller's method of accounting for financial, Tax or other purposes.

         2.8      Environmental Matters.

                  (a) Neither the Seller nor, to the knowledge of the Seller, any prior owner or operator of the Business or the Transferred Assets has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by the Seller or used in the Business except in accordance with all applicable Environmental Laws or except to the extent the same would not have a Material Adverse Effect.

                  (b) The Seller does not own or lease any real property, improvements or related assets that form a part of the Transferred Assets or the Business and that have been subject to the release of any Hazardous Materials except to the extent that the same would not have a Material Adverse Effect.

                  (c) The Seller has secured all Environmental Permits necessary to the conduct of the Business and the Seller is in compliance with such permits, except to the extent any such noncompliance does not impose liability on the Buyer or its Affiliates.

                  (d) The Seller has not received any notice, nor is it aware, of any proposal to amend, revoke or replace any Environmental Permit, or requiring the issuance of any additional Environmental Permit, necessary to conduct the Business.

                  (e) The Seller has not received inquiry or notice nor does the Seller have any reason to suspect or believe that it will receive inquiry or notice of any actual or potential proceedings, claims, lawsuits or losses related to or arising under any Environmental Law and related to the Business or the Transferred Assets.

                  (f) The Seller is not currently operating or required to be operating the Business under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

                  (g) Each of the Seller, the Transferred Assets and the Business is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under Environmental Laws except to the extent any such noncompliance would not have a Material Adverse Effect.

         2.9 Condition of Assets. Except as expressly provided herein, the Inventory, property and Equipment included in the Transferred Assets are being sold, transferred and conveyed on an "AS IS, WHERE IS" condition, and the Seller makes NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THEIR CONDITION.

         2.10 Warranties and Product Liability. Except for (i) warranties implied by law and (ii) warranties disclosed in Section 2.10 of the Disclosure Schedule, the Seller has not given or made any warranties in connection with the sale or rental of goods or services on or prior to the Closing Date, including, without limitation, warranties covering the customer's consequential damages. The Seller is not aware of any state of facts or the occurrence of any event forming the basis of any present claim against the Seller with respect to warranties relating to products manufactured, sold or distributed by the Seller or services performed by or on behalf of the Seller on or prior to the Closing Date except any claim that would not individually or in the aggregate exceed $50,000.

         2.11     Employee Matters.

                  (a) There are no collective bargaining or other labor union agreements to which the Seller is a party or by which it is bound. To the knowledge of the Seller, the Seller has not encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or walkouts.

                  (b) The Seller does not contribute to or have an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (c) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by the Seller or any corporation, trade, business or entity under common control with the Seller, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied,
(ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Seller or any Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether waived or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (iv) all contributions, including installments, to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

         2.12 Finder's Fees. Except for fees payable to Merrill Lynch & Co. ("Merrill Lynch") and Simmons & Company International ("Simmons"), neither the Seller nor any Affiliate of the Seller has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the sale by the Seller of any of the Transferred Assets or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or commission. The Seller and Weatherford agree to indemnify and hold the Buyer and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Seller, Weatherford or any Affiliate of Weatherford with respect to any fee, commission or expense payable to Merrill Lynch, Simmons or any other party with respect to the sale by the Seller of any of the Transferred Assets or with respect to the transactions contemplated by this Agreement.


                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller as follows:

         3.1 Corporate Matters. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement, and all transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of the Buyer. No further corporate action is necessary on the part of the Buyer to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof, by the Buyer will not violate any provision of, or constitute a default under, any contract or other agreement to which the Buyer is a party or by which it is bound, or conflict with its Certificate of Incorporation or Bylaws, other than violations, defaults or conflicts that would not materially and adversely affect the ability of the Buyer to consummate the transactions provided for in this Agreement.

         3.2 Approvals and Authorizations. No order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Buyer to authorize its execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by the Buyer and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets), or to effect the legality, validity, binding effect or enforceability thereof.

         3.3 Finder's Fees. Neither the Buyer nor any Affiliate of the Buyer has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or a commission. The Buyer agrees to indemnify and hold the Seller and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Buyer or any Affiliate of the Buyer with respect to any such fee, commission or expense.

                                   ARTICLE 4

                             ADDITIONAL AGREEMENTS

         4.1 Delivery of Corporate Documents; Proprietary Data; Record Retention; Financial Statements.

                  (a) The Seller shall deliver to the Buyer all Documents and Other Papers relating to the Transferred Assets, the Assumed Liabilities and the current and proposed operations of the Business, including, without limitation, all files relating to the Accounts Receivable and the Trade Payables, computer disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the Business or the Transferred Assets stored on any electronic media, including computers. The Seller, however, shall be entitled to retain the historical books and records relating to the Business to the extent such books and records are not necessary for the ongoing operations of the Business by the Buyer.

                  (b) The Seller and Weatherford agree that neither of them nor any of their Affiliates shall retain any copies of any blueprints, drawings, diagrams, models or similar Proprietary Information included in the Transferred Assets.

                  (c) In the event and for so long as any party is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand asserted by a third party (including any Governmental Entity) in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business or the Transferred Assets, the other party will to the extent reasonably practicable cooperate with the contesting or defending party and its counsel in the contest or defense, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (except to the extent the contesting or defending party is entitled to indemnification therefor under Article 8 hereof); provided, however, that nothing herein requires any party to retain any books and records other than in the ordinary course of business; provided further, any party hereto, before destroying any historical books and records that relate in whole or in part to the Business or the Transferred Assets, shall give such other party reasonable notice of its intention to destroy such books and records and an opportunity to make copies thereof at the sole expense of the party destroying such copies.
In addition, the Buyer agrees to provide Weatherford with reasonable access to any books and records included in the Transferred Assets as may be necessary for the preparation of any Tax returns or financial statements.
Notwithstanding the foregoing, information as to which the contesting or defending party may reasonably assert would waive a privilege need not be disclosed.

                  (d) If the Buyer is required under applicable United States federal securities laws to include historical accounting information for periods prior to the Closing relating to the Business in any of the Buyer's filings with the Securities and

Exchange Commission, then the Seller shall cooperate with and provide the Buyer reasonable access, during regular business hours and upon reasonable advance notice, to the Seller's accounting records relating to the Business prior to the Closing and shall cause its outside auditors to cooperate, at the Buyer's expense, with the Buyer in the preparation of such historical financial statements relating to the Business prior to the Closing as may be required under such securities laws to be included in such filings.

         4.2 Further Assurances. The Seller shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer such bills of sale, assignments (including, but not limited to, assignments of leases) and other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel for the Buyer, as shall be necessary to vest in the Buyer all the right, title and interest in and to the Transferred Assets free and clear of all Liens (including the release of all Liens of record) and shall use its best efforts to cause to be taken such other action as the Buyer reasonably may require to more effectively implement and carry into effect the transactions contemplated by this Agreement.

         4.3      Nondisclosure of Proprietary Information.

                  (a) The Seller agrees that, from and after the Closing Date, the Seller and its Affiliates shall:

                          (i) hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any Person other than the Buyer any of the Proprietary Information that is not generally known to the public or utilize any of the Proprietary Information for any purpose; and

                          (ii) not for a period of two years solicit any Transferred Employees.

                  (b) The Seller acknowledges that all documents and objects containing or reflecting any Proprietary Information, whether developed by the Seller or by someone else for the Seller or any of its Affiliates, will after the Closing Date become the exclusive property of the Buyer and be delivered to the Buyer.

                  (c) Because of the unique nature of the Proprietary Information, the Seller understands and agrees that the breach or anticipated breach of the obligations under this Section 4.3 will result in immediate and irreparable harm and injury to the Buyer and its Affiliates, for which it will not have an adequate remedy at law, and that the Buyer and its Affiliates and their successors and assigns shall be entitled to relief in equity to enjoin such breach or anticipated breach and to seek any and all other legal and equitable remedies to which they may be entitled.

         4.4 Covenant Not to Compete With the Business. As an inducement to the Buyer to acquire the Business, each of Weatherford and the Seller agree that, except as otherwise permitted herein or Exhibit A hereto, effective as of the Closing Date and for a period of three years thereafter, it and its Affiliates shall not, without the consent of the Buyer, directly or indirectly, engage in the manufacture of packer equipment. Weatherford and the Seller acknowledge that a remedy at law for any breach or attempted breach of this Section 4.4 will be inadequate and further agrees that any breach of this Section 4.4 will result in irreparable harm to the Business and the Buyer shall, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Weatherford and the Seller acknowledge that this covenant not to compete is being provided as an inducement to the Buyer to acquire the Business and the Transferred Assets and that this Section 4.4 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Buyer. Whenever possible, each provision of this Section 4.4 shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Section 4.4 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 4.4. If any provision of this Section 4.4 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 4.4 but shall be confined in its operation to the provision of this Section 4.4 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 4.4 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law. The foregoing provisions of this Section 4.4 shall not prevent Weatherford or any of its Affiliates from making any acquisition (whether by way of assets, stock or otherwise) of, or retain any interest in, or any investment in, in either case, whether directly or indirectly, any business, entity or affiliated group of entities that on a consolidated basis during the most recent fiscal quarter derived 20% or less of its gross revenues from the manufacture and sale of packer equipment so long as (i) such acquisition is pursuant to an agreement entered into on or after one year from the Closing Date or (ii) the business or entities that are engaged in the manufacture and sale of packer equipment is sold within one year after the date of acquisition of such business or entities. In addition, the foregoing provision shall not prohibit Weatherford or any of its Affiliates from making any acquisition (whether by way of assets, stock or otherwise) or any investment in, in either case, whether directly or indirectly, any business, entity or affiliated group of entities that are engaged in the business of the manufacture and sale of packer equipment as long as the agreement to make such acquisition is entered into after two years from the Closing Date. The foregoing provisions shall also not prohibit any Person who may in the future acquire 50% or more of the outstanding capital stock of Weatherford (or any successor thereto) from engaging in the manufacture of packer equipment as long as such acquiring Person was engaged in the manufacture of packer equipment prior to such acquisition.

         4.5      Employee Matters.

                  (a) The Buyer agrees to offer employment to all of the employees of the Seller or EPEG who are engaged in the Business on terms substantially similar to those under which such employees are currently engaged, provided that the Buyer need only offer the Seller's employees those benefits that are provided by the Buyer to similarly situated employees. Any such employees that the Buyer in fact employs immediately after the Closing Date shall hereinafter be referred to as the "Transferred Employees." Any such employees who are not employed by the Buyer or one of its Affiliates immediately after the Closing Date shall hereinafter be referred to as the "Terminated Employees." In determining eligibility for and entitlement to vacation and other normal benefits (excluding stock-based plans and incentive programs) based on length of service by Transferred Employees under the Buyer's normal policies, service with the Seller or EPEG shall be considered by the Buyer and its Affiliates as service with the Buyer and its Affiliates.

                  (b) The Seller shall be responsible for the severance obligations, if any, with respect to the Terminated Employees. The Buyer agrees that if the employment of any of the Transferred Employees with the Buyer or its Affiliates is terminated by the Buyer within six months following the Closing Date other than for cause, the Buyer will provide to such terminated Transferred Employee the severance that such Transferred Employee would have received had the Transferred Employee been entitled to receive severance from the Seller in accordance with the severance policy (including, as applicable, the Weatherford Enterra Special Severance Payment Plan) of the Seller previously provided to the Buyer, without giving effect to any provisions that eliminate the severance payment obligations as a result of a purchaser of the Business offering the Transferred Employee employment.

                  (c) In determining eligibility for and the amount of severance benefits the Transferred Employees may become entitled to upon termination of employment with the Buyer or one of its Affiliates after the Closing Date under the Buyer's normal severance policies, service with the Seller or EPEG shall be considered as service with the Buyer and its Affiliates.

                  (d) The parties hereto do not intend to create any third-party beneficiary rights respecting any employee of the Seller as a result of the provisions hereof and specifically hereby negate any such intention.

                  (e) The Buyer agrees to provide to all Transferred Employees the opportunity to participate in group health and other benefit plans maintained by it or its Affiliates for similarly situated employees. The Buyer agrees to use its best efforts to obtain group health coverage for the Transferred Employees effective as of the Closing Date; provided, however, such coverage need not cover pre-existing conditions. With respect to any Transferred Employees with pre-existing conditions, the Buyer, at its option, will either make coverage available to such Transferred Employees (by waiving any waiting periods for such pre-existing conditions) or, for a period of 12 months, reimburse such Transferred Employees for the premiums paid by such employees (who elect to retain their existing coverage) to maintain their prior coverage with the Seller as permitted under applicable law.

                  (f) The Buyer shall be fully responsible for all liabilities related to the termination by the Buyer of the employment of any of the Transferred Employees within 90 days after the Closing Date or such other period that would expose the Seller to liabilities under the WARN Act as a result of the premature termination by the Buyer of the employment of any of the Transferred Employees.

         4.6 Use of Corporate Names. All uses of the corporate names set forth in Section 1.1(a)(vi) of the Disclosure Schedule, or any derivations thereof, are being transferred to the Buyer hereunder as part of the Transferred Assets. The Seller agrees that it will not take any action that could reasonably be expected to adversely affect the Buyer's right to the such names or cause confusion with respect to the Buyer's use of the such names. All goodwill with respect to the use of the names will inure to the benefit of the Buyer, and the Seller will not have any rights to sue or recover against any person with respect to the use of such names.


                                   ARTICLE 5

                               BUYER'S CONDITIONS

         The obligation of the Buyer to purchase the Transferred Assets and to assume the Assumed Liabilities as contemplated hereby is, at the option of the Buyer, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Buyer in writing; provided, however, the Buyer's election to proceed with the Closing shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Buyer or existing on the Closing Date, and such action shall not prejudice the Buyer's right to recover damages for any such breach.

         5.1 Representations, Warranties and Covenants. The representations and warranties of the Seller and Weatherford contained in this Agreement shall be true, correct and complete in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date, except for such matters due to changes in facts from the date hereof required or permitted by this Agreement; each and all of the agreements and covenants of the Seller and Weatherford to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects; and the Seller and Weatherford shall have delivered to the Buyer a certificate signed by duly authorized officers dated the Closing Date regarding the matters set forth in this Section 5.1.

         5.2 Good Standing. The Seller shall have delivered to the Buyer a certificate issued by the Secretary of State of the State of Texas evidencing the good standing of the Seller, as of a date not more than five calendar days prior to the Closing Date. The Seller also shall have delivered to the Buyer a certificate issued by the Texas Comptroller of Public Accounts evidencing that all applicable state franchise Taxes have been paid in Texas.

         5.3 Instruments of Transfer. The Seller shall have executed, acknowledged and delivered to the Buyer such bills of sale, assignments (including but not limited to assignments of the leases) and other instruments of transfer, assignment and conveyance, in form and substance mutually agreeable, as shall be necessary to vest in the Buyer all the right, title and interest in and to the Transferred Assets.

         5.4 Licenses, Consents and Approvals. The Seller and Weatherford shall have delivered to the Buyer a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Seller and Weatherford to consummate the transactions contemplated by this Agreement.

         5.5 No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than the Buyer or any of its Affiliates) seeking to prevent the sale of the Transferred Assets or the Business or asserting that the sale of all or a portion of the Transferred Assets or the Business would be unlawful.

         5.6 Consents of Third Persons. A copy of all consents from third Persons that are listed in Section 2.3 of the Disclosure Schedule shall have been delivered to the Buyer.

         5.7 Resolutions. The Buyer shall have received certified copies of resolutions of the Boards of Directors of the Seller and Weatherford approving this Agreement and the transactions contemplated hereby.

         5.8 Hart-Scott-Rodino. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have been expired or been terminated.

         5.9 Disclosure Schedule. The Seller shall have delivered to the Buyer a copy of the Disclosure Schedule not later than five Business Days after the date of this Agreement.


                                   ARTICLE 6

                              SELLER'S CONDITIONS

         The obligation of the Seller to transfer the Transferred Assets as contemplated hereby is, at the option of the Seller, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Seller in writing; provided, however, the Seller's election to proceed with the closing of the transactions contemplated hereby shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Seller or existing on the Closing Date, and such action shall not prejudice the Seller's right to recover damages for any breach.

         6.1 Representations, Warranties and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date; each and all of the agreements and covenants of the Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects; and the Buyer shall have delivered to the Seller a certificate signed by one of its duly authorized officers, dated the Closing Date, regarding the matters set forth in this Section 6.1.

         6.2 Receipt of the Transferred Assets. The Buyer shall have paid the Closing Payment and the Buyer shall have duly executed and delivered to the Seller an instrument acknowledging receipt of the Transferred Assets and assumption of the Assumed Liabilities in form and substance mutually agreeable.

         6.3 Licenses, Consents and Approvals. The Buyer shall have delivered to the Seller a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Buyer to consummate the transactions contemplated by this Agreement.

         6.4 No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person (other than the Seller or any of its Affiliates) seeking to prevent the sale of the Transferred Assets or the Business or asserting that the sale of all or a portion of the Transferred Assets or the Business would be unlawful.

         6.5 Resolutions. The Seller shall have received certified copies of resolutions of the Board of Directors of the Buyer approving this Agreement and the transactions contemplated hereby.

         6.6 Hart-Scott-Rodino. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have been expired or been terminated.


                                   ARTICLE 7

                                  TERMINATION

         7.1 Events of Termination. The obligation to close the transactions contemplated by this Agreement may be terminated by:

                  (a)     mutual agreement of the Buyer and the Seller;

                  (b) the Buyer, if a material default shall be made by the Seller in the observance or in the due and timely performance by the Seller of any agreements and covenants of the Seller herein contained, or if there shall have been a breach by the Seller of any of the warranties and representations of the Seller herein contained, and such default or breach has not been cured or has not been waived within 20 days of written notice thereof;

                  (c) the Seller, if a material default shall be made by the Buyer in the observance or in the due and timely performance by the Buyer of any agreements and covenants of the Buyer herein contained, or if there shall have been a breach by the Buyer of any of the warranties and representations of the Buyer herein contained, and such default or breach has not been cured or has not been waived within 20 days of written notice thereof;

                  (d) by the Buyer, on or before the fifth Business Day following the Buyer's receipt of the Disclosure Schedule, if the Buyer shall have determined in its good faith reasonable judgment that the business, operations or assets of the Seller (including environmental conditions, contract obligations, litigation, contingent liabilities and title of property) are materially different than that which the Buyer currently understands such business, operations and assets to be; or

                  (e) the Buyer or the Seller (provided the terminating party has not materially breached any of its agreements, covenants or representations and warranties), if the Closing shall not have occurred on or before December 31, 1996.

         7.2 Liability Upon Termination. If the obligation to consummate the transactions contemplated by this Agreement is terminated pursuant to any provision of this Article 7, then this Agreement shall forthwith become void and there shall not be any liability or obligation with respect to this Agreement on the part of the Seller or the Buyer except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder. The termination of this Agreement shall not relieve any party of its obligations under this Article 7.

         7.3 Notice of Termination. The parties hereto may exercise their respective rights of termination under this Article 7 only by delivering written notice to that effect to the other party or parties, and such notice is received on or before the Closing Date.


                                   ARTICLE 8

                                INDEMNIFICATION

         8.1 Indemnification by the Seller and Weatherford. Except as otherwise limited by this Article 8 or Article 9 hereof, the Seller and Weatherford, jointly and severally, agree to indemnify, defend and hold the Buyer and each of its officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Buyer Losses"), arising out of or resulting from or relating to:

                  (a) any misrepresentation, breach of warranty (other than a misrepresentation or breach of any of the representations set forth in
Section 2.8) or breach of any covenant or agreement made or undertaken by the Seller in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to the Buyer pursuant to this Agreement, including the Disclosure Schedule;

                  (b)     any Retained Liability;

                  (c) any liability resulting from the acquisition in August 1996 by EPEG of the common stock of Watson Packer owned by stockholders other than EPEG and matters relating thereto;

                  (d) any products manufactured, sold or distributed or services provided by or on behalf of the Seller on or prior to the Closing Date or with respect to any claims made pursuant to warranties to third Persons in connection with products manufactured, sold or distributed or services provided by or on behalf of the Seller on or prior to the Closing Date; or

                  (e) any and all Environmental Liabilities that may be imposed upon or incurred by the Buyer or its respective officers, directors, employees, agents, stockholders and controlling Persons or their respective successors and assigns, arising out of or in connection with (i) the acts or omissions of any Person prior to the Closing Date relating to the Seller, any business currently or previously conducted by the Seller, the Transferred Assets, the operations currently or previously conducted by the Seller or its Affiliates on any other assets or properties currently or previously leased or owned by the Seller or its Affiliates in connection with the Business or any business currently or previously conducted at the properties owned or leased by it or its Affiliates; (ii) any breach by the Seller or Weatherford of a representation or warranty contained in Section 2.8; (iii) any and all Environmental Conditions existing on or prior to the Closing Date on, at or underlying the Real Property or the Leasehold Interests; or (iv) the handling, storage, treatment or disposal of any Hazardous Materials generated by Seller on or prior to the Closing Date (collectively, "Environmental Losses").

Notwithstanding the foregoing, neither Weatherford nor the Seller shall be liable under clause (a) of this Section 8.1 in respect of a misrepresentation or breach of warranty unless and until the aggregate amount of any Buyer Losses for which the Buyer is entitled to indemnification pursuant to such clause from all such Persons exceeds $500,000 and then only for those Buyer Losses that in the aggregate exceed $500,000; provided, however, (i) liability under clauses
(b) through (e) of this Section 8.1 shall not be so limited, (ii) liability under clause (a) of this Section 8.1 shall not be so limited if such Buyer Losses arise from a breach of any of the representations set forth in Sections 2.2, 2.4 or 2.12 and (iii) except for liability under clause (a) for Buyer Losses that arise from a breach of any of the representations set forth in Sections 2.2, 2.4 or

2.12, which shall not be limited, liability under clause (a) of this Section
8.1 shall not exceed the Cash Purchase Price.

         8.2 Indemnification by the Buyer. Except as otherwise limited by this Article 8 and Article 9 hereof, the Buyer agrees to indemnify, defend and hold the Seller, Weatherford and each of its officers, directors, employees, agents, stockholders and controlling Persons and its successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Seller Losses"), arising out of or resulting from:

                  (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by the Buyer in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to the Seller or Weatherford pursuant to this Agreement; or

                  (b)     any Assumed Liability.

         8.3      Special Environmental Remediation.

                  (a)     In addition to the indemnification provided in
Section 8.1 hereof, Weatherford agrees to commence as promptly as reasonably practicable any remediation at the Seller's Huntsville facility that the investigation currently being conducted by the Seller demonstrates is required by Environmental Law to achieve at least Risk Reduction Standard No. 2 under the Texas Natural Resource Conservation Commission ("TNRCC") regulations (subject to the provisions set forth in Section 8.3(b)), and to diligently pursue the remediation until it is completed (the "Huntsville Remediation"). Weatherford further agrees to perform the actions described in Exhibit B and to pay for the capital expenditures described in Exhibit B. The remediation and capital expenditures described in Exhibit B are herein referred to as the "Watson Remediation" and collectively with the Huntsville Remediation as the "Remediation". The Remediation shall be effected in compliance with all applicable federal, state and local safety and health laws and applicable Environmental Laws. Prior to the Closing, Weatherford and the Buyer will review the cost estimates for the "Recommended Facility Upgrades" set forth in the Watson Packer, Inc. Environmental Site Assessment (Project # WEA 99-1011) dated July 1996 prepared by Nickell Environmental Corporation (the "Watson Phase II"). If Weatherford and the Buyer agree in writing that the cost estimates represent an acceptable payment for the listed facility upgrades, Weatherford will pay the Buyer at Closing the total estimated cost of such facility upgrades, as set forth in the Watson Phase II, and the Buyer shall assume responsibility for making the listed facility upgrades and will release Weatherford, the Seller and their Affiliates from any and all responsibility for such facility upgrades. If Weatherford and the Buyer do not so agree, Weatherford shall be obligated to make and pay for the upgrades as provided herein.

                  (b) The Buyer agrees to provide Weatherford and its representatives with access to and cooperation with respect to the records, employees, agents, assets and facilities to be acquired from the Seller throughout the course of completion of the Remediation and any investigation, clean-up, remediation or response, if any, pertaining to any claims for indemnification made pursuant to Section 8.1(e) hereof. The Buyer further agrees that Weatherford shall have management and control over the Remediation and over any proceeding, clean-up, remediation or any response to or any negotiations or discussions with any governmental agencies or third Persons (provided the Buyer shall have the right to participate in any such negotiations or discussions) that could reasonably be expected to result in a claim for an Environmental Loss pursuant to Section 8.1(e). Subject to the provisions of this Section 8.3 and Exhibit B, Weatherford shall have the right to select the appropriate remedy to be implemented with respect to the Remediation and in response to any claim for remediation or clean-up and the right to control any other action with respect to an Environmental Loss for which indemnification is required; provided that the remedy selected is in compliance with applicable Environmental Laws and is adequate to comply with the regulatory requirements of the TNRCC. Further, the remedy will be adequate to achieve closure under either Risk Reduction Standard 1 or Risk Reduction Standard 2 for industrial facilities, as set forth in the regulations promulgated by the TNRCC, unless the Buyer consents in writing to closure under Risk Reduction Standard 3, which consent will not be unreasonably withheld, and all costs of any continuing requirements imposed as a condition to the closure shall be paid by Weatherford. Weatherford shall effect any remedy in a manner that will not unduly disrupt the Business. Further, such remedies shall be effected by Weatherford as promptly as reasonably practical under the circumstances. The Buyer agrees that, at the request of the Seller, the Buyer will deed record any property owned by the Buyer that is remediated in compliance with Risk Reduction Standard 2 or, with the consent of the Buyer, Risk Reduction Standard 3.

         8.4 Procedure. All claims for indemnification under this Article 8 shall be asserted and resolved as follows:

                  (a) An Indemnitee shall promptly give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period.

                  (b) The obligations and liabilities of an Indemnitor under this Article 8 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article 8 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to the Indemnitee. In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee.

                  (c) Notwithstanding the other procedural provisions of this Section 8.4, with respect to any claims involving an environmental matter, the following shall apply. If in the good faith judgment of the Buyer, the Buyer believes the circumstances underlying such claim creates an obligation to report such matter to any Governmental Entity, the Buyer will first notify the Seller of such belief. As soon as practicable, but in no event more than 10 days after receiving the Buyer's notice, the Seller will contact such Governmental Entities as the Buyer requests based on the Buyer's good faith belief or shall inform the Buyer, in writing, of the basis for its belief that no reporting is required. If the Seller does not contact such Governmental Entities within such period, the Buyer may do so. With respect to any Environmental Loss for which the Buyer may be entitled to indemnification, the Seller shall have the right to perform and complete all actions required by the Governmental Entities. The Buyer shall have the right to attend meetings and otherwise participate in all meetings and communications with the Governmental Entities, and the Seller will give the Buyer reasonable advance notice and an opportunity to so participate. The Buyer may obtain information regarding the status of any such matter directly from the applicable Governmental Entities, but will give the Seller at least five Business Days' notice of the Buyer's intent to meet or otherwise communicate therewith and the Seller shall have the right to attend or participate in any meeting or communication, but the Seller's failure to participate shall not affect the Buyer's right to proceed with any such meeting or communication. The Seller shall be deemed to have satisfied in full its indemnity obligations with respect to any such matter if it fully complies with the remediation or other program prescribed or approved by the appropriate Governmental Entity; provided, in no event shall the foregoing be construed to relieve the Seller of any indemnity obligations hereunder relating to the same matter to the extent additional governmental requirements are imposed or Third Party Claims are asserted notwithstanding the Seller's compliance with such governmental standards and in no event shall the Buyer Indemnified Parties be precluded by the foregoing from asserting indemnity rights for diminution in value of the property affected if the property, after being remediated, cannot be used in the same manner as it was used on the Closing Date. The Buyer's indemnity rights shall not be adversely affected if any of the Buyer's non-management employees contact any Governmental Entity without approval from any management level employee. Moreover, all other parties (including the Buyer's lenders and insurance carriers) may have full access and may contact any Governmental Entity at their own discretion without affecting the indemnity rights set forth elsewhere in this Article 8; provided, however, in no event shall the foregoing constitute authorization from the Seller for such third parties to obtain documents or information from any Governmental Entity that is not public information. Notwithstanding anything to the contrary in this subsection, neither the Buyer nor its Affiliates shall be required to comply with the foregoing restrictions to the extent compliance with the foregoing would violate laws or applicable regulations, would create an immediate endangerment to health of persons or would materially impair the operations of the property so affected by the matter.

         8.5 Payment. Payment of any amounts due pursuant to this Article 8 shall be made within ten Business Days after notice is sent by the Indemnitee.

         8.6 Failure to Pay Indemnification. If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification pursuant to this Article 8 and the Indemnitor shall refuse or fail to pay in full within ten Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses. Nothing contained herein is intended to limit or constrain the Indemnitee's rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

         8.7 Adjustment of Liability. The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any indemnifiable Losses under this Article 8 shall be net of any insurance recovery by the Indemnitee on account of such Losses from an unaffiliated party.

         8.8      EXPRESS NEGLIGENCE.  THE FOREGOING INDEMNITIES SET FORTH
IN THIS ARTICLE 8 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.


                                   ARTICLE 9

                NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                   REPRESENTATIONS,WARRANTIES AND AGREEMENTS

         All statements of fact contained in any written statement (including financial statements), certificate, instrument or document delivered by or on behalf of the Seller pursuant to this Agreement shall be deemed representations and warranties of the Seller. The several representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of one year following the Closing Date (except that the representations and warranties set forth in Sections 2.2, 2.4 and 2.12 shall survive the Closing Date without limitation) (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 8 hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with Article 8 hereof within the Survival Period with respect to such matter. All covenants and agreements contained herein shall survive without limitation. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period. All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.


                                   ARTICLE 10

                          DEFINITIONS OF CERTAIN TERMS

         In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all exhibits hereto and the Disclosure Schedule:

         10.1 "Accounts Receivable" shall have the meaning given such term in Section 1.1(a)(iii) hereof.

         10.2 "Accrued Liabilities" shall mean the "accrued liabilities" of the Seller to the extent accrued and reflected on the financial statements of the Seller, excluding intercompany liabilities, Taxes and accrued Taxes.

         10.3 "Affiliate" shall mean, with respect to any Person, an individual or entity that, directly or indirectly, controls, is controlled by or is under common control with such Person.

         10.4 "Affiliated Companies" shall mean EPEG, Weatherford Venezuela, S.A. and Enterra Petroleum Equipment Group (UK) Ltd.

         10.5 "Agreement" shall mean this Asset Purchase Agreement among the Seller, Weatherford and the Buyer, as amended from time to time by such parties.

         10.6 "Assumed Liabilities" shall have the meaning given such term in Section 1.3(a) hereof.

         10.7 "Business" shall mean the businesses and operations of the Seller relating to design, manufacture, distribution, sale, repair or service of permanent and retrievable downhole packers and oil recovery and completion service tools.

         10.8 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close.

         10.9     "Buyer" shall have the meaning specified in the preamble.

         10.10    "Buyer Losses" shall have the meaning given such term in
Section 8.1 hereof.

         10.11 "Cash Purchase Price" shall mean $21,307,000 plus (a) the sum of (i) the amount, if any, by which the sum of the book value of the Inventory before reserves, the Seller's prepaids (the rights to which are Transferred Assets) and the net Accounts Receivable on the Closing Date exceeds $17,286,000, and (ii) the amount, if any, by which $2,604,000 exceeds the book value of the sum of (x) the Trade Payables (excluding intercompany payables),
(y) Accrued Liabilities (excluding intercompany liabilities, Taxes and accrued Taxes) reflected on the Final Statement and (z) the outstanding principal amount, if any, of the Notes Payable as of the Closing Date, and minus (b) the sum of (i) the amount, if any, by which $17,286,000 exceeds the book value of the Inventory before reserves, the Seller's prepaids (the rights to which are Transferred Assets) and Accounts Receivable on the Closing Date and (ii) the amount, if any, by which the book value of the sum of (x) the Trade Payables (excluding intercompany payables), (y) Accrued Liabilities (excluding intercompany liabilities, Taxes and accrued Taxes) reflected on the Final Statement and (z) the outstanding principal amount, if any, of the Notes Payable as of the Closing Date exceeds $2,604,000. For purposes of this definition, the book value of the Inventory before reserves, the Seller's prepaids, Accounts Receivable, Trade Payables (excluding intercompany payables), Accrued Liabilities (excluding intercompany liabilities, Taxes and accrued Taxes) and Notes Payable shall be determined under generally accepted accounting principles as consistently applied by the Seller. Inventory shall include the Venezuelan Inventory described in Section 1.1(a)(ii) of the Disclosure Schedule and, notwithstanding the preceding sentence, shall be valued at the Seller's standard cost, which at September 30, 1996, was approximately $304,000.

         10.12 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.

         10.13 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

         10.14    "Closing Date" shall have the meaning given such term in
Section 1.3 hereof.

         10.15    "Closing Payment" shall have the meaning given such term in
Section 1.3(b) hereof.

         10.16 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or similar provisions of legislation replacing such law from time to time.

         10.17 "Commonly Controlled Entity" shall have the meaning given such term in Section 2.11 hereof.

         10.18 "Contracts and Other Agreements" shall mean all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or binding arrangements, whether express or implied, oral or written, to which the Seller is a party or bound or to which its properties or assets are subject.

         10.19 "Damages" shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses and all fees and expenses of consultants and other professionals)).

         10.20 "Debt Obligations" shall mean any contract, agreement, indenture, note or other instrument relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business).

         10.21 "Disclosure Schedule" shall mean the disclosure schedule delivered to the Buyer.

         10.22 "Documents and Other Papers" shall mean and include any document, agreement, instrument, certificate, writing, notice, consent, affidavit, letter, telegram, telex, statement, file, computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper or record whatsoever.

         10.23    "Entitlements" shall have the meaning given such term in
Section 1.1(a)(vii) hereof.

         10.24 "Environmental Condition" means any pollution, contamination, degradation, damage or injury caused by, related to or arising from the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials.

         10.25 "Environmental Laws" shall mean all federal, state, or municipal laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other substances alleged to be harmful. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Resource Conservation Recovery Act, 42 U.S.C. Section 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 11001, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq. and CERCLA. The term "Environmental Laws" shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any governmental or quasi-governmental agency thereunder or to carry out the purposes of any federal, state, local and municipal law. "Environmental Laws" does not include the Occupational Safety and Health Act or any other federal, state or local law, statute, ordinance, regulation or order governing worker safety or workplace conditions.

         10.26 "Environmental Liabilities" shall mean any and all Damages (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses) incurred or imposed (a) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental
Laws), injunction, judgment or similar documents (including settlements) arising out of, in connection with or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or other third Person or entity for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute and arising out of or in connection with a release, as such term is defined in Section 101(22) of CERCLA, of Hazardous Materials.

         10.27 "Environmental Losses" shall have the meaning given such term in Section 8.1(e) hereof.

         10.28 "Environmental Permit" shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Transferred Assets or the Business under any applicable Environmental Law.

         10.29 "EPEG" shall mean Enterra Petroleum Equipment Group, Inc., a Delaware corporation.

         10.30 "Equipment" shall mean all machinery, transportation equipment, tools, equipment, furnishings and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment, that is used in the Business as operated by the Seller.

         10.31 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         10.32    "Excluded Assets" shall have the meaning given such term in
Section 1.2 hereof.

         10.33    "Final Statement" shall have the meaning given such term in
Section 1.4(a) hereof.

         10.34 "Governmental Entity" shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         10.35 "Hazardous Materials" shall mean any (a) petroleum or petroleum products, (b) hazardous substances as defined by Section 101(14) of CERCLA and (c) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

         10.36 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         10.37 "Indemnitee" shall mean the Person or Persons indemnified, or entitled or claiming to be entitled to be indemnified, pursuant to the provisions of Section 8.1 or Section 8.2 hereof, as the case may be.

         10.38 "Indemnitor" shall mean the Person or Persons having the obligation to indemnify pursuant to the provisions of Section 8.1 or Section
8.2 hereof, as the case may be.

         10.39 "Inventories" shall mean all inventories of finished goods, tooling inventory, work in progress and raw materials relating to the Business, wherever situated.

         10.40 "Leasehold Interests" shall mean the interests of the Seller as lessee in the real property listed in Section 1.1(a)(v) of the Disclosure Schedule.

         10.41 "Lien" shall mean any lien, pledge, claim, charge, security interest or other encumbrance, option, defect or other rights of any third Person of any nature whatsoever.

         10.42 "Losses" shall mean Seller Losses or Buyer Losses, as the case may be.

         10.43 "Material Adverse Effect" shall mean a single event, occurrence or fact that, together with all other events, occurrences and facts that could reasonably be expected to result in a loss to the Business, would have, or might reasonably be expected to have, a material adverse effect on the assets, business, operations or financial condition of the Transferred Assets or the Business, or that would constitute a criminal violation of law involving a felony.

         10.44 "Notes Payable" shall mean the obligations of Seller under the notes described in Section 2.5(a)(iv) of the Disclosure Schedule.

         10.45 "Permitted Liens" shall mean (a) Liens securing or relating to liabilities or obligations that are to be assumed by the Buyer pursuant to this Agreement, (b) Liens for current taxes and assessments not yet due, (c) inchoate mechanic and materialmen Liens for construction in progress, (d) inchoate workmen, repairmen, warehousemen and carriers Liens arising in the ordinary course of business or
(e) Liens created by the Buyer.

         10.46 "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

         10.47 "Pre-Closing Balance Sheet" shall have the meaning given such term in Section 1.3(b) hereof.

         10.48 "Pre-Closing Obligations" shall mean all obligations of the Seller (including indemnification and other contingent obligations) relating to
(i) acts, events or omissions by any Person or circumstances existing at or prior to the Closing Date, (ii) goods or services provided to or for the benefit of the Seller or any of its Affiliates prior to the Closing Date, (iii) goods or services provided by or on behalf of the Seller or any of its Affiliates or licensees prior to the Closing Date, (iv) any pending or threatened litigation or claims made or threatened prior to the Closing Date,
(v) any Retained Liabilities, (vi) the conduct of the Business, the ownership or operation of the Transferred Assets or any benefit realized by the Seller prior to the Closing Date, (vii) contracts, agreements and other commitments that were required to be scheduled in Section 2.5(a) of the Disclosure Schedule but were not scheduled and (viii) Debt Obligations (other than the Notes Payable).

         10.49 "Proprietary Information" shall mean collectively (a) Proprietary Rights and (b) any and all other information and material proprietary to the Seller owned, possessed or used by the Seller, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (i) relates to financial information regarding the Seller or the Business, including, without limitation, (A) business plans and (B) sales, financing, pricing and marketing procedures or methods of the Seller or (ii) relates to specific business matters concerning the Seller, including, without limitation, the identity of or other information regarding sales personnel or customers of the Seller.

         10.50 "Proprietary Rights" means all patents, inventions, shop rights, know how, trade secrets, designs, plans, manuals, computer software, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, trade and corporate names (including the names "Arrow Completion Systems, Inc.", "Watson Packer" and all derivations thereof) and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the Business.

         10.51    "Purchase Price" shall have the meaning given such term in
Section 1.3(a) hereof.

         10.52 "Real Property" shall mean the all owned real property of the Seller.

         10.53 "Retained Liabilities" shall have the meaning given such term in Section 1.5 hereof.

         10.54 "Seller" shall have the meaning specified in the preamble and, unless the context otherwise requires, any predecessor Affiliate of the Seller to the extent a portion of the Business was conducted by such Affiliate.

         10.55    "Seller Losses" shall have the meaning given such term in
Section 8.2 hereof.

         10.56    "Survival Period" shall have the meaning given such term in
Article 9 hereof.

         10.57 "Taxes" shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

         10.58 "Terminated Employees" shall have the meaning given such term in Section 4.5(a) hereof.

         10.59 "Third Party Claims" shall have the meaning given such term in Section 8.4(b) hereof.

         10.60 "Trade Payables" shall mean those obligations of the Seller relating to the provision of goods and services to the Seller for the conduct of the Business in the ordinary course of business of the Seller that relate to the Transferred Assets and that are classified as Trade Payables in accordance with generally accepted accounting principles as consistently applied by the Seller.

         10.61 "Transferred Assets" shall have the meaning given such term in Section 1.1(a) hereof.

         10.62 "Transferred Employees" shall have the meaning given such term in Section 4.5(a) hereof.

         10.63 "Watson Packer" shall mean Watson Packer, Inc., a Texas corporation.


                                   ARTICLE 11

                                 MISCELLANEOUS

         11.1 Conduct of the Business. The Seller covenants and agrees with the Buyer that from and after the date hereof until the Closing, except as expressly authorized by this Agreement or as expressly consented to in writing by the Buyer, the Seller shall, and Weatherford shall cause the Seller to:

                  (a) operate the Business and the Transferred Assets only in the usual, regular and ordinary manner with a view to maintaining the goodwill that the Seller now enjoys and, to the extent consistent with such operation, will use all reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationship with its customers, suppliers, jobbers, distributors and other Persons having business relations with it;

                  (b) use all reasonable efforts to maintain the Transferred Assets in a state of repair, order and condition consistent with its usual practice in connection with the Business;

                  (c) maintain its books of account and records relating to the Business in the usual, regular and ordinary manner, in accordance with the Seller's usual accounting practices applied on a consistent basis;

                  (d) comply in all material respects with all statutes, laws, orders and regulations applicable to it and to the conduct of the Business;

                  (e) not sell, assign, transfer, lease or otherwise dispose of any Equipment or any of the other Transferred Assets except for dispositions of Inventories for value in the usual and ordinary course of business;

                  (f) preserve and maintain all rights that it now enjoys in and to the Proprietary Rights and not sell, assign, transfer, lease or otherwise dispose of any Proprietary Rights other than to the Buyer pursuant to the terms of this Agreement;

                  (g) not mortgage, pledge or otherwise create a security interest in any of the Transferred Assets or permit there to be created or exist any Liens thereon that would not be released upon the transfer of the Transferred Assets to the Buyer pursuant to this Agreement;

                  (h) not enter into any contract, commitment or lease in relation to the Business that is out of the ordinary course of the Business or that is with an Affiliate of the Seller or that would bind the Buyer under a contract or other obligation with the Seller or any of its Affiliates;

                  (i) not amend or modify any of the Contracts and Other Agreements disclosed in Section 2.5 of the Disclosure Schedule;

                  (j) not consent to the termination of any of the Contracts and Other Agreements disclosed in Section 2.5 of the Disclosure Schedule or waive any of the Seller's rights with respect thereto;

                  (k) not permit any insurance policy naming it as a beneficiary or a loss payee relating to the Business or the Transferred Assets to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect; and

                  (l) promptly notify the Buyer in writing if the Seller or Weatherford becomes aware of any change that shall have occurred or that shall have been threatened (or any development that shall have occurred or that shall have been threatened involving a prospective change) in the Transferred Assets or the Business that would reasonably be expected to have a Material Adverse Effect whether or not occurring in the ordinary course of business.

         11.2 Governmental Filings. As promptly as practicable after the execution of this Agreement, the Buyer and Weatherford shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable law, including filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

         11.3 Access to Information. Prior to the Closing, the Buyer may make such investigation of the business and properties of the Seller as the Buyer may desire and, upon reasonable notice, the Seller shall give to the Buyer and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of the Seller, and the Seller shall furnish to the Buyer during that period all copies of documents and information concerning the Seller as the Buyer may reasonably request, subject to applicable law. The Buyer shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents in confidence.

         11.4 Public Announcements. Subject to applicable securities law or stock exchange requirements, none of the Buyer, the Seller or Weatherford shall, without the prior approval of the other parties, issue, or permit any of their respective partners, directors, officers, employees, agents or Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby.

         11.5 Other Action. Each of the parties shall use its reasonable efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date of all of the conditions to their respective obligations to consummate the transactions under this Agreement.

         11.6     Arbitration.

                  (a) In the event there shall exist any dispute or controversy with respect to this Agreement or any matter relating hereto or the transactions contemplated hereby, the parties hereto agree to seek to resolve such dispute or controversy by mutual agreement. If the parties hereto are unable to resolve such dispute or controversy by agreement within 60 days following notice by any party hereto of the nature of such dispute or controversy setting forth in reasonable detail the circumstances and basis of such dispute or controversy, the Buyer or Weatherford may require that such dispute or controversy be resolved by binding arbitration pursuant to the provisions of this Section
11.6. If a party elects to submit such matter to arbitration, such party shall provide notice to the other party of its election to do so, which notice shall name one arbitrator. Within 10 days after the receipt of such notice, the other party shall provide written notice to the electing party naming a second arbitrator. The two arbitrators so appointed shall name a third arbitrator, or failing to do so, a third arbitrator shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Each arbitrator selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute and shall be independent and not affiliated with any of the parties hereto. The arbitrators shall resolve all disputes in controversy in accordance with the applicable substantive law. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding.

                  (b)     The arbitrators appointed pursuant to this Section
11.6 shall promptly hear and determine (after due notice and hearing and giving the parties reasonable opportunity to be heard) the questions submitted, and shall render their decision within 60 days after appointment of the third arbitrator or as soon as practical thereafter. If within such period a decision is not rendered by the board or a majority thereof, new arbitrators may be named and shall act hereunder at the election of either party in like manner as if none had previously been named. The decision of the arbitrators, or a majority thereof, made in writing, shall absent manifest error be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision.

                  (c) All expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the Buyer and Weatherford, except each party shall bear the compensation and expenses of its own counsel, witnesses and employees.

         11.7     Expenses.       Except as otherwise set forth herein, and
whether or not the transactions contemplated by this Agreement shall be consummated, each party agrees to pay, without right of reimbursement from any other party, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of its obligations hereunder, including, without limitation, the fees and disbursements of legal counsel, accountants and consultants employed by such party in connection with the transactions contemplated by this Agreement.

         11.8 Notices. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified United States first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

         If to the Seller or Weatherford, to:

         Weatherford Enterra, Inc.
         1360 Post Oak Boulevard, Suite 1000
         Houston, Texas  77056
         Attention:  H. Suzanne Thomas
         Facsimile:  (713) 622-0913
         Confirm:    (713) 439-9422

         If to the Buyer, to:

         Energy Ventures, Inc.
         5 Post Oak Park, Suite 1760
         Houston, Texas  77027
         Attention:  James G. Kiley
         Facsimile:  (713) 297-8488
         Confirm:    (713) 297-8400

         Copies to:

         Fulbright & Jaworski L.L.P.
         1301 McKinney, Suite 5100
         Houston, Texas  77010
         Attention:  Curtis W. Huff
         Facsimile:  (713) 651-5246
         Confirm:    (713) 651-5657

or to such other address or facsimile number and to the attention of such other Person(s) as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

         11.9 Bulk Transfer Laws. The Seller agrees with the Buyer that the provisions of any statute of any state or jurisdiction regulating bulk sales or transfers do not apply to this Agreement.

         11.10 Successors. This Agreement will inure to the benefit of and be binding upon the Buyer, Weatherford and the Seller and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, the Buyer may assign its rights under this Agreement to an Affiliate; provided, however, that any such assignment by the Buyer shall not release the Buyer from any of its obligations or agreements under this Agreement.

         11.11 Entire Agreement. This Agreement and the exhibits hereto and the Disclosure Schedule constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersedes all prior representations, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the parties hereto.

         11.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to choice of law principles.

         11.13 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

         11.14 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11.15    No Third Party Beneficiaries.   Any agreement contained,
expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

         11.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.17 Headings. Each statement set forth in the Disclosure Schedule with respect to a particular section herein shall be deemed made solely with respect to such section and not with respect to any other section hereof unless specifically set forth in the Disclosure Schedule as also being made with respect to such other section. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

         11.18 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                        WEATHERFORD ENTERRA, INC.


                                        By: /s/ H. SUZANNE THOMAS
                                           ------------------------------------
                                        Name: H. SUZANNE THOMAS
                                             ----------------------------------
                                        Title: SENIOR VICE PRESIDENT
                                              ---------------------------------


                                        ARROW COMPLETION SYSTEMS, INC.


                                        By: /s/ H. SUZANNE THOMAS
                                           ------------------------------------
                                        Name: H. SUZANNE THOMAS
                                             ----------------------------------
                                        Title: SENIOR VICE PRESIDENT
                                              ---------------------------------


                                        ENERGY VENTURES, INC.


                                        By: /s/ J. G. KILEY
                                           ------------------------------------
                                        Name: JAMES G. KILEY
                                             ----------------------------------
                                        Title: VICE PRESIDENT
                                              ---------------------------------

         As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any schedules and exhibits with this Exhibit No. 2.1. Listed below is a brief description of the omitted exhibits and schedules. The Company agrees to furnish supplementally a copy of any of such omitted exhibits and schedules to the Commission upon request.


Schedules

1.1(a)(i)         Equipment
1.1(a)(ii)        Inventory
1.1(a)(iii)       Accounts Receivable
1.1(a)(iv)        Real Property
1.1(a)(v)         Leasehold Interests
1.1(a)(vi)        Proprietary Information
1.2               Excluded Assets
2.1(a)            States in which Qualified as a Foreign Corporation
2.1(c)            Assumed Names
2.2(b)            Required Approvals
2.3(a)            Required Approvals
2.3(b)            Required Licenses
2.4(a)            Title to Properties
2.4(f)            Licenses, Sublicenses, Etc.
2.5(a)            Contracts and Commitments
2.5(b)            Contracts and Commitments
2.6               Litigation
2.8               Environmental Matters
2.10              Warranties
2.11              Employee Matters


Exhibits

A                 Exceptions to the Covenant Not to Compete
B                 Watson Remediation





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